Exhibit 2

November 9, 2005

NOTICE TO HOLDERS OF €145,000 11% SENIOR SUBORDINATED NOTES DUE
2010 ISSUED BY CONCORDIA BUS AB (THE “NOTES”)

This Notice is being issued pursuant to the Indenture (the “Indenture”), dated February 7, 2000, and as amended on October 4, 2005, between Concordia Bus AB, a public limited liability company organized under the laws of Sweden (the “Issuer”) and Deutsche Bank Trust Company Americas, as trustee.  Terms not defined herein have the meanings ascribed to them in the Indenture.

The Issuer hereby gives you notice that on October 4, 2005 holders of an aggregate principal amount of €159,855,000 of Notes exchanged their Notes for shares in the Issuer and that such exchange constitutes a Change of Control under the Indenture.  Pursuant to Section 1015 of the Indenture, the Issuer will commence a Change of Control Offer on November 11, 2005.  A Change of Control Offer Document will be distributed to you on November 11, 2005 (the “Change of Control Offer Document”).  Promptly after the close of the Change of Control Offer on December 12, 2005, the Issuer will, subject to the terms and conditions of the Change of Control Offer, which will be included in the Change of Control Offer Document, repurchase the Notes validly tendered and not withdrawn in the Change of Control Offer for cash equal to 101% of the principal amount of Notes so tendered plus accrued interest, if any.

The Change of Control Offer is being made solely pursuant to the Change of Control Offer Document, which sets forth and governs the terms and conditions of the Change of Control Offer and sets forth information about how to tender Notes.  The Change of Control Document contains important information that should be read carefully before any decision is made with respect to the Change of Control Offer.  The Change of Control Offer Document may be obtained from Lucid Issuer Services (Tel: +44 20 7704 0880, e-mail: concordia@lucid-is.com) as of November 11, 2005.

UNDER NO CIRCUMSTANCES SHALL THIS NOTICE CONSTITUTE AN INVITATION OR OFFER TO SELL OR THE SOLICITATION OF AN INVITATION OR OFFER TO BUY THE NOTES.

Concordia Bus AB